Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 33-26305 on Form N-1A of our report dated December 20, 2019, relating to the financial statements and financial highlights of BlackRock China A Opportunities Fund of BlackRock FundsSM (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2019, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 24, 2020